Exhibit (a)(4)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

Avocent Corporation

at

$25.00 Net Per Share

by

Globe Acquisition Corporation
a wholly owned subsidiary of

Emerson Electric Co.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
AT THE END OF THURSDAY, NOVEMBER 12, 2009, UNLESS THE OFFER IS EXTENDED.

October 15, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Globe Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Emerson Electric Co. (“Emerson”), to act as Dealer Manager in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”) of Avocent Corporation, a Delaware corporation (“Avocent”), at a purchase price of $25.00 per Share in cash, without interest, less certain applicable taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 15, 2009 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. Offer to Purchase dated October 15, 2009.

2.	Letter of Transmittal, for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.	Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to BNY Mellon Shareowner Services (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date.

4.	A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	The letter to Avocent’s stockholders from Michael J. Borman, Avocent’s Chief Executive Officer, accompanied by Avocent’s Solicitation/Recommendation Statement on Schedule 14D-9.

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to federal income tax backup withholding.

7.	Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THURSDAY, NOVEMBER 12, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 5, 2009 (the “Merger Agreement”) among Avocent, Emerson and Purchaser. The Merger Agreement provides, among other things, that as soon as possible after consummation of the Offer, Purchaser will merge with and into Avocent (the “Merger”), with Avocent continuing as the surviving corporation and a wholly owned subsidiary of Emerson. At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under Delaware law and any Shares held by Avocent, Emerson or any subsidiary of Emerson (including Purchaser)) will be converted into the right to receive the Offer Price (subject to, and net of, certain applicable taxes), without interest. The Merger Agreement provides that, upon the consummation of the Offer, (i) all options to acquire Shares, whether or not vested or exercisable, will be canceled and each holder of an option will be entitled to receive a cash amount (subject to, and net of, certain applicable taxes) equal to the excess, if any, of the Offer Price over the per Share exercise price of such option multiplied by the number of Shares issuable upon exercise of such option in full (after giving effect to the full vesting of all options), (ii) all performance shares that entitle the holder thereof to acquire Shares upon the attainment of performance milestones and such holder’s continued employment with Avocent, whether or not fully earned and whether or not vested, will become fully earned at maximum levels and fully vested and be canceled, and each holder thereof will receive an amount in cash (subject to, and net of, certain applicable taxes) equal to the product of the Offer Price and the maximum number of Shares represented by such holder’s performance shares, (iii) all restricted stock units that entitle the holder thereof to acquire Shares upon such holder’s continued employment with Avocent (excluding restricted stock units held by non-employee directors of Avocent) will be converted into a restricted stock unit to acquire shares of Emerson common stock and will be entitled to acceleration of vesting upon the holder’s termination of employment without cause, and (iv) restricted stock units held by non-employee directors of Avocent, whether or not vested, will become fully vested and be canceled, and each holder thereof will receive an amount in cash (subject to, and net of, certain applicable taxes) equal to the product of the Offer Price and the number of Shares represented by such holder’s restricted stock units (after giving effect to the full vesting of such restricted stock units). The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

The Board of Directors of Avocent (the “Avocent Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of and fair to Avocent and Avocent’s stockholders and (ii) approved and authorized the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Avocent Board recommends that Avocent’s stockholders accept the Offer and tender their Shares in the Offer. Avocent has been advised that all of its directors and executive officers intend to tender all of their Shares pursuant to the Offer.

The Offer is conditioned upon, among other things, (i) there being validly tendered, in accordance with the terms of the Offer, and not withdrawn, prior to the expiration of the Offer, a number of Shares that, together with the Shares then owned by Emerson and/or Purchaser, represents at least a majority of the total number of Shares outstanding, (ii) expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder and (iii) the receipt of all requisite clearances and approvals under the competition laws of Austria, Germany, Hungary and Ireland. The Offer is also subject to the other conditions described in the Offer to Purchase. The Offer is not conditioned upon Emerson or Purchaser obtaining financing.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, Morrow & Co., Inc. (the “Information Agent”) and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

GREENHILL & CO., LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF EMERSON, PURCHASER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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